Exhibit 99.1


KCS Renames Mexican Railroad "Kansas City Southern de Mexico, S.A. de C.V.", Announces Restructuring of Management; Changes Bring Closer Coordination between U.S. and Mexican Companies and Improved Operations and Customer Service

Investors
William Galligan
816-983-1551
william.h.galligan@kcsr.com

U.S. Media
Doniele Kane
816-983-1372
doniele.c.kane@kcsr.com

Mexico Media
Gabriel Guerra
52-55-5208-0860
gguerra@gcya.net


Kansas City, Mo., December 5, 2005 - Kansas City Southern (KCS) (NYSE: KSU) today announced that it has changed the name of its Mexican subsidiary, TFM, S.A. de C.V., to "Kansas City Southern de Mexico, S.A. de C.V." (KCSM). KCS also announced that it is combining the management of certain marketing and support services for its U.S. and Mexican railroads, as well as other management changes at KCSM.

The new name communicates to various audiences the common ownership and seamless marketing of services on both sides of, and across, the U.S.-Mexican border. It also communicates KCS' pride in its Mexican railroad and its commitment to Mexico.

By combining the management of marketing and support services, KCS will promote close coordination between the U.S. and Mexican operations as the company moves forward on the significant international opportunities made possible by the recent full acquisition of KCSM.

The integration of many of the marketing and support services for U.S. and Mexican operations has already begun. In November 2005, KCS announced the appointment of Richard M. Zuza, senior vice president of international purchasing and materials, who is responsible for purchasing for the entire KCS enterprise. The intermodal and automotive sales and marketing functions of The Kansas City Southern Railway Company (KCSR) and KCSM have been combined and will be led by Michael J. Smith, vice president sales and marketing intermodal and automotive business unit. The new combined group will focus on longer-haul and cross-border traffic. Likewise, vice president and chief information officer Scott E. Arvidson will lead the information technology function for both KCSR and KCSM. KCS plans to implement its Management Control System (MCS) at KCSM sometime next year, fully integrating the two railroads' operating platforms. Other marketing and support services will be combined over the next month. Each of these steps will enable KCS to realize better efficiency and ensure a coordinated approach on cross-border opportunities.

Additional management changes to improve KCSM's operations will be implemented upon the departure of KCSM's current chief executive officer Javier Rion. Mr. Rion will depart from KCSM within the next three months. KCS will file a Form 8-K with the Securities and Exchange Commission (SEC) regarding Mr. Rion's departure. KCSM intends to begin a search for a new president who will report directly to its board of directors.

As part of this restructuring, Manuel Zulaica Lopez, KCSM director of operations, will have direct responsibility to the KCSM board of directors. He will continue to lead the KCSM train operations department headquartered in Monterrey, Mexico.

"In the months since KCS acquired full ownership of KCSM, we have steadily sharpened our focus on day-to-day operations and customer service. Javier Rion has assisted us greatly during our transition and helped us address a number of management challenges," said Michael R. Haverty, KCS chairman, president and chief executive officer. "We intend to keep management of train operations of KCSM in Monterrey with Mexican management, but we also want to realize the benefits of integration in marketing, information technology, purchasing and other areas. The new management structure announced today will help us realize our vision of a seamless transportation company serving the growing markets between Mexico and the U.S.," said Haverty. Haverty is the chairman of the KCSM board and will remain in that capacity going forward.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include KCSR and Texas Mexican Railway Company, serving the central and south central U.S. Its international holdings include KCSM, serving northeastern and central Mexico and the port cities of Lazaro Cardenas, Tampico and Veracruz, and a 50% interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS' North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.